THIS AMENDING AGREEMENT made and dated for reference the 15 day of March, 2010.

BETWEEN:

INTELBAHN INC., with a registered office address of 314-837 West Hastings Street, Vancouver, British Columbia V6C 3N6

(the "**Borrower**")

AND:

GRUPPO TRIMARK MANAGEMENT CORP., with a registered office address of 3240-666 Burrard Street, Vancouver, British Columbia V6C 2X8

(the "**Lender**")

WHEREAS:

A. The Borrower and the Lender entered into a Term Loan Agreement in the amount of CDN$505,000 due May 28, 2013 (the "Term Loan");

B. The Borrower and the Lender wish to amend and revise the conversion terms; and

C. The parties wish to amend the Term Loan in respect of the foregoing.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the meanings set out in the Term Loan.

2. Section 3(a) of the Term Loan is deleted in its entirety and is replaced with the following:

   3) <u>Conversion Rights</u>

      a) At the option of the Lender, the Lender shall have the right at any time during the Term Loan, without payment of any additional consideration, to convert the full Term Loan amount outstanding into common stock of the Borrower based on a conversion price of $0.05 CDN, which conversion price remains constant regardless of the number of issued and outstanding common shares at the time of conversion. The conversion price shall not be subject to adjustment as a result of any share consolidations or reverse stock splits that the Borrower may undertake.

3. In all other respects the terms and conditions of the Term Loan shall continue in full force and effect.

4. Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

5. This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

6. This Amending Agreement may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will be deemed to be one and the same instrument. The execution of this Amending Agreement will not become effective until all counterparts hereof have been executed by all of the parties hereto.

7. Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Amending Agreement, and such facsimile copies will be effective to create a valid and binding Agreement among the parties hereto in accordance with the terms and conditions of this Amending Agreement.

IN WITNESS WHEREOF this Amending Agreement has been executed and delivered as of the day and year first above written.

INTELBAHN INC.

Per: CHRISTINE KILBOURN
Authorized Signatory

GRUPPO TRIMARK MANAGEMENT CORP.

Per:
Authorized Signatory